Deloitte & Touche LLP
Certified Public Accountants
201 North Franklin Street
Suite 3600
Tampa, FL 33602-5818
USA

Tel: +1 813 769 3239
Fax: +1 813 204 3210
www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 33-41204 on Form S-8, as amended by Amendment No. 1 (Form S-8 No. 333-04888) and in Registration Statement Nos. 333-14925, 333-43018, 333-109322, 333-109327, 333-200146, 333-206518, 333-212110, and 333-214720 on Forms S-8 and No. 333-198503 on Form S-3 of our report dated March 1, 2018, relating to the consolidated financial statements of Brown & Brown, Inc. and subsidiaries (“Brown & Brown”), and the effectiveness of Brown & Brown's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Brown & Brown for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
February 28, 2018